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                                                                     EXHIBIT 8.1

                               November 24, 1999



Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, North Carolina 27401

The Guarantee Life Companies Inc.
Guarantee Center
8801 Indian Hills Drive
Omaha, Nebraska 68114

   Re: Material United States Federal Income Tax Consequences of Proposed Merger
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Ladies and Gentlemen:

   We have acted as counsel to Jefferson Pilot Corporation ("Jefferson Pilot") and LG Merger Corp. ("Merger Sub") in connection with (i) the preparation of the registration statement on Form S-4 (the "Registration Statement") relating to the proposed merger (the "Merger") of The Guarantee Life Companies Inc. ("Guarantee") with Merger Sub pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 19, 1999 and amended and restated October 14, 1999, among Jefferson Pilot, Merger Sub and Guarantee (the "Merger Agreement"), and (ii) the transactions contemplated by the Merger Agreement. You have requested our opinion, in our capacity as counsel to Jefferson Pilot and Merger Sub, regarding the qualification of the Merger as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the material federal income tax consequences of the Merger to holders of Guarantee common stock.

   Capitalized terms used herein without definition have the meanings specified in the Merger Agreement.
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Jefferson-Pilot Corporation
The Guarantee Life Companies Inc.
November 24, 1999
Page 2



                     INFORMATION AND ASSUMPTIONS RELIED ON
                     -------------------------------------

   In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Jefferson Pilot, Merger Sub and Guarantee, including written certificates (the "Certificates") from officers of such corporations verifying certain relevant facts that have been represented to us.

   We have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" of any person (or with similar qualification) is true and correct without such qualification. We have not attempted to verify such representations independently.

                                    OPINION
                                    -------

   Based upon the foregoing:

   1. It is our opinion unless the Merger is consummated as an All Cash Transaction, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

   2. We confirm our opinion with respect to the material United States federal income tax consequences of the Merger to holders of Guarantee common stock who hold their shares as "capital assets" within the meaning of Section 1221 of the Code set forth in the Registration Statement under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

   The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the facts set out in the Certificates is, or later becomes, inaccurate.
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Jefferson-Pilot Corporation
The Guarantee Life Companies Inc.
November 24, 1999
Page 3



   Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders who are subject to special tax rules (including without limitation the tax treatment of persons who acquired Guarantee stock pursuant to the exercise of employee stock options or otherwise as compensation).

   In addition, we hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Except as stated in this paragraph, this opinion letter may not be furnished to or relied upon by any person or any entity for any purpose without our prior written consent and may not be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the Merger Agreement).


                                                  Yours very truly,

                                                  /s/ King & Spalding

                                                  King & Spalding